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EX-11
Statement re: computation of earnings per share


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)

                                                Three Months Ended March 31,
                                                    2000            1999
                                                ------------   -------------

Net loss                                        $     25,168  $      17,560
                                                ============  =============
Net loss attributable to common stockholders    $     25,168  $      41,172
                                                ============  =============
Weighted average shares of common stock
outstanding used in computing basic and
diluted net loss per share attributable
to common stockholders                                29,630          5,483
                                                ============  =============

Basic and diluted net loss per share
attributable to common stockholders             $      (0.85) $       (7.51)
                                                ============  =============

Shares of common stock used in computing
pro forma basic and diluted net loss per share
                                                                     18,295
                                                              =============

Pro forma basic and diluted net loss per share                $       (2.25)
                                                              =============